Exhibit 10.2

Schedule of Purchasers

Investor	# of Shares	Aggregate Purchase Price
Jeffrey L. Parker	60,241	$50,000.00
Papken der Torossian	36,145	$30,000.00
Paul A. Rosenbaum	120,482	$100,000.00